Exhibit 99.1

Watsco Reports Record Fourth Quarter Sales,

Expanded Margins and Record Cash Flow

Boosts Annual Dividend 11% to $12.00 Per Share

Entrepreneurial Culture, Transformational Technologies and Debt-Free Balance Sheet

Continue to Produce Results and Provide Long-Term Opportunities

MIAMI, FLORIDA – (GLOBENEWSWIRE), February 18, 2025 – Watsco, Inc. (NYSE: WSO) reported fourth quarter and full year 2024 results and provided commentary on current business trends, technology innovation and long-term growth drivers.

Watsco also announced today an 11% increase to its annual dividend to $12.00 per share effective with its next regular dividend payment in April 2025.

Watsco is the leading distributor in the HVAC/R marketplace, serving over 375,000 contractors, technicians and installers annually from 691 locations across the U.S., Canada and Latin America. Since entering distribution in 1989 through the end of 2024, the compounded annual growth rate (CAGR) of Watsco’s operating profit was 18%, dividends were 21% and total-shareholder-return was 19%, representing strong and consistent performance across most macroeconomic and industry cycles.

Watsco continues to invest in technologies that enrich the customer experience, drive growth, gain market share and improve operating efficiency. Watsco’s digital user-community consists of approximately 64,000 contractors and technicians that engage with Watsco through state-of-the-art platforms capable of influencing every aspect of their day. Since launch, Watsco has generated higher sales growth rates among digital customers, achieved meaningful new customer acquisition and reduced attrition. Watsco has also begun to establish pathways for AI-related initiatives and leverage the substantial data streams curated by the Company.

Albert H. Nahmad, Watsco’s Chairman and CEO, commented: “Watsco had a terrific fourth quarter, achieving record sales and earnings, improved operating efficiency, expanded margins and record cash flow. Looking ahead, the transition to A2L products is well underway, providing incremental opportunities for growth and share gains as our technology platforms gain more adoption in the marketplace. Our teams continue to lead and innovate, and I am optimistic that our industry-leading scale, entrepreneurial culture, technology advantage and financial strength position us to continue to capture growth and share.”

Mr. Nahmad added: “We are pleased to raise our dividend, marking the 51st consecutive year that Watsco has paid dividends. With $782 million in cash and short-term investments along with a debt-free balance sheet, Watsco remains well-positioned to invest in most any-sized growth opportunity to advance its leadership position within the fragmented $74 billion HVAC/R distribution marketplace.”

Fourth Quarter Results

•	9% sales increase to a record $1.75 billion

•	13% gross profit increase to a record $468 million

•	90 basis-point expansion in gross margin to 26.7%

•	8% increase in SG&A expenses (improved 20 basis-points as a percentage of sales)

•	26% growth in operating income to $136 million (operating margin expanded 110 basis-points to 7.8%)

•	31% increase in income before income taxes to a record $143 million

•	17% increase in net income (attributable to Watsco) to $97 million

•	15% increase in EPS to $2.37

•	27% increase in operating cash flow to a record $379 million

Sales trends

•	14% increase in HVAC equipment (69% of sales)

•	Flat sales for other HVAC products (27% of sales)

•	4% increase in commercial refrigeration products (4% of sales)

Sales of residential equipment increased 16% during the quarter, reflecting double digit unit growth, new customer acquisition and market share gains, price and mix benefits and accelerated growth in e-commerce sales. Commercial equipment sales remained resilient and increased 9% during the quarter. Growth rates were consistent throughout the quarter and among the various geographies served. Results also reflect the recapture of sales and market share related to one of the Company’s primary OEMs that experienced supply chain issues during 2023.

It is important to note that the fourth and first quarters of each calendar year are highly seasonal due to the timing of the replacement of HVAC systems. Results are typically strongest in the second and third quarters, and the Company’s fourth quarter financial results are disproportionately affected by seasonality.

Full-Year Results

•	5% increase in sales to a record $7.62 billion (3% growth on a same-store basis)

•	3% increase in gross profit to a record $2.04 billion

•	Gross margin was 26.8% compared to 27.4% last year

•	SG&A expenses increased 6% to $1.29 billion (4% growth on a same-store basis)

•	Operating income of $782 million (operating margin of 10.3%)

•	Income before income taxes increased 2% to $803 million

•	Net income (attributable to Watsco) was $536 million, flat with last year

•	EPS of $13.30 versus $13.67 last year

•	38% increase in operating cash flow to a record $773 million

Sales trends (excluding acquisitions)

•	5% increase in HVAC equipment (70% of sales)

•	2% decline in other HVAC products (26% of sales)

•	1% increase in commercial refrigeration products (4% of sales)

Culture of Innovation

Watsco continues to scale its industry-leading technology platforms, both externally to more contractors and internally across its entire network of locations. Highlights for 2024 included:

Customer-Facing

•	E-commerce sales growth rates outpaced overall sales growth increasing 8% to $2.6 billion for the year (35% of annual sales) and grew 16% during the fourth quarter.

•	Watsco’s product information management (PIM) platform expanded to more than 930,000 SKUs.

•	Watsco’s authenticated user community for HVAC Pro+ Mobile Apps expanded to approximately 64,000 users, up 15% from the prior year.

•

The gross merchandise value of products sold through OnCallAir®, Watsco’s proprietary digital sales platform for contractors, increased 25% to approximately $1.5 billion in 2024 with quotes to homeowners increasing 22% to approximately 313,000 households.

Operations-Focused

•	Pricing optimization tools to provide analytics and insights on more than 200,000 SKUs sold with the goal of modernizing existing processes, enhancing competitiveness and improving margins.

•	Proprietary warehouse management and order fulfillment systems to enable faster, more reliable customer service, accelerate the fulfillment of orders, and enhance warehouse efficiency.

•	Transportation management systems to improve efficiency and productivity of transportation spend.

•	Demand planning and inventory optimization tools to improve fulfillment rates and inventory turns.

A.J. Nahmad, Watsco’s President, commented: “Our ongoing investments in Watsco’s industry-leading technology platforms have been producing terrific results with clear evidence that our customers are winning with more frequency while becoming more loyal, long-term customers.”

A.J. Nahmad added: “We have also opened two pathways for AI-related initiatives to leverage the substantial data streams that we have curated over the years related to products, technical know-how, customer information and a wealth of transactional data. The first path is focused on how to bring technical know-how and service to our contractor community faster, more completely and more productively, whether assisted by our technical support staff or through self-service. The second path is internally focused to derive more productive content creation across a variety of disciplines in our business. It is early stage, but we are excited and already witnessing productivity gains and an expansion of our historical capabilities.”

Cash Flow and Dividends

Watsco produced record operating cash flow in 2024, which increased 38% to $773 million, or 122% of net income. Since 2019, Watsco has generated $3.1 billion of net income along with $3.1 billion of operating cash flow. Over this same period, the Company invested $353 million to acquire distributors with annual dividend payments increasing 75% to $423 million.

The Company’s philosophy is to share increasing amounts of cash flow through higher dividends while maintaining a conservative financial position with continued capacity to build its distribution network. The Company raised its annual dividend rate 11% to $12.00 per share, which will become effective in April 2025. Future dividend increases will be considered in light of investment opportunities, general economic conditions and the Company’s overall financial position.

Long-Term Growth Drivers

Watsco believes that various company and industry specific catalysts will contribute to growth and profitability in the years ahead. We believe these catalysts – coupled with Watsco’s scale, technologies, OEM relationships and entrepreneurial culture – provide competitive advantages that position us favorably over the long-term.

Buy and Build Acquisition Strategy - Watsco has acquired 70 companies since 1989, contributing to sales growth, scale and, most importantly, its community of seasoned leaders. Since 2019, Watsco has acquired ten companies that today represent approximately $1.6 billion in annualized sales from 111 locations. Watsco’s buy-and-build strategy perpetuates long-standing legacies and builds scale through investment in new locations, new products and by leveraging Watsco’s technology platforms. The HVAC/R distribution landscape in North America remains highly fragmented with more than 2,100 independent distributors.

Technology Investments - Watsco is investing to enhance its technology advantage in the HVAC/R distribution industry. Active users of our technology and e-commerce platforms produce higher growth rates and exhibit approximately 60% less attrition. Consequently, the Company believes that increased adoption by more contractors will aid future growth and profitability and will lower the overall cost to serve customers.

Growth of Ductless HVAC Systems - the growing acceptance of ductless HVAC systems in both residential and commercial applications is also a long-term growth driver. Watsco is the leading independent distributor of ductless products in North America, representing approximately 20 brands manufactured by several leading OEMs around the world. In 2024, sales growth of ductless products once again exceeded the sales growth of conventional ducted HVAC systems, consistent with recent trends.

Scale and Product Depth - Watsco possesses the broadest and deepest assortment of products in the industry with approximately $1.4 billion in inventory across 200,000 SKUs produced by more than 20 equipment OEMs and 1,500 non-equipment vendors. Our scale and reach, coupled with our growing digital presence, is a key differentiator given the fragmented nature of our industry and allows Watsco to compete effectively in any macroeconomic environment.

Use of Non-GAAP Financial Information

This release discloses certain performance measures on a “same-store basis”, which are non-GAAP and exclude the effects of locations closed, acquired or opened, in each case during the immediately preceding 12 months, unless such locations are within close geographical proximity to existing locations. The Company believes this information provides greater comparability regarding its ongoing operating performance. These measures should not be considered an alternative to measurements presented in accordance with U.S. GAAP.

Earnings Conference Call Information

Date and time: February 18, 2025 at 10:00 a.m. (ET)

Webcast: http://investors.watsco.com (a replay will be available on the Company’s website)

Dial-in number: United States (844) 883-3908 / International (412) 317-9254

About Watsco

Watsco is the largest distributor of heating, air conditioning and refrigeration (HVAC/R) products with locations in the United States, Canada, Mexico, and Puerto Rico, and on an export basis to Latin America and the Caribbean.

The Company’s focus is on the replacement market, which has increased in size and importance as a result of the aging of installed systems, the introduction of higher energy efficient models and the necessity of HVAC products in homes and businesses. According to data published in March 2023 by the Energy Information Administration, there are approximately 102 million HVAC systems installed in the United States that have been in service for more than 10 years, most of which operate well below current minimum efficiency standards.

Accordingly, Watsco has the opportunity to be a significant and important contributor toward climate change as it plays an important role to lower CO2e emissions. According to the Department of Energy, HVAC systems account for roughly half of U.S. household energy consumption. As such, replacing older systems at higher efficiency levels is a critical means for homeowners to reduce electricity consumption and their carbon footprint.

Based on estimates validated by independent sources, Watsco averted an estimated 22.8 million metric tons of CO2e emissions from January 1, 2020 to December 31, 2024 through the sale of replacement HVAC systems at higher-efficiency standards, an equivalent of eliminating 5.3 million gas powered vehicles off the road annually. More information, including sources and assumptions used to support the Company’s estimates, can be found at www.watsco.com.

Forward-Looking Statements

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may address, among other things, our expected financial and operational results and the related assumptions underlying our expected results. These forward-looking statements are distinguished by use of words such as “will,” “would,” “anticipate,” “expect,” “believe,” “designed,” “plan,” or “intend,” the negative of these terms, and similar references to future periods. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in economic, business, competitive market, new housing starts and completions, capital spending in commercial construction, consumer spending and debt levels, regulatory and other factors, including, without limitation, the effects of supplier concentration, competitive conditions within Watsco’s industry, the seasonal nature of sales of Watsco’s products, the ability of the Company to expand its business, insurance coverage risks and final GAAP adjustments.

Detailed information about these factors and additional important factors can be found in the documents that Watsco files with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K. Forward-looking statements speak only as of the date the statements were made. Watsco assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except as required by applicable law.

WATSCO, INC.

Condensed Consolidated Results of Operations

(In thousands, except per share data)

(Unaudited)

	Quarter Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Revenues	$1,753,962	$1,603,197	$7,618,317	$7,283,767
Cost of sales	1,285,878	1,188,781	5,573,604	5,291,627

Gross profit	468,084	414,416	2,044,713	1,992,140
Gross profit margin	26.7%	25.8%	26.8%	27.4%

SG&A expenses	338,489	312,461	1,293,439	1,223,507

Other income	6,593	5,793	30,501	26,177
Operating income	136,188	107,748	781,775	794,810
Operating margin	7.8%	6.7%	10.3%	10.9%

Interest (income) expense, net	(6,713)	(1,000)	(20,869)	4,920

Income before income taxes	142,901	108,748	802,644	789,890
Income taxes	27,721	11,007	166,904	155,751

Net income	115,180	97,741	635,740	634,139
Less: net income attributable to non-controlling interest	18,339	15,194	99,454	97,802

Net income attributable to Watsco	$96,841	$82,547	$536,286	$536,337

Diluted earnings per share:
Net income attributable to Watsco shareholders	$96,841	$82,547	$536,286	$536,337
Less: distributed and undistributed earnings allocated to restricted common stock	7,578	6,707	37,369	36,932

Earnings allocated to Watsco shareholders	$89,263	$75,840	$498,917	$499,405

Weighted-average Common and Class B common shares and equivalent shares used to calculate diluted earnings per share	37,738,113	36,809,454	37,510,332	36,531,683
Diluted earnings per share for Common and Class B common stock	$2.37	$2.06	$13.30	$13.67

WATSCO, INC.

Condensed Consolidated Balance Sheets

(Unaudited, in thousands)

	December 31,	December 31,
	2024	2023
Cash and cash equivalents	$526,271	$210,112
Short-term cash investments	255,669	—
Accounts receivable, net	877,935	797,832
Inventories, net	1,385,436	1,347,289
Other	34,670	36,698

Total current assets	3,079,981	2,391,931

Property and equipment, net	140,535	136,230
Operating lease right-of-use assets	419,138	368,748
Goodwill, intangibles, net and other	839,869	832,273

Total assets	$4,479,523	$3,729,182

Accounts payable and accrued expenses	$873,628	$611,747
Current portion of lease liabilities	110,273	100,265

Total current liabilities	983,901	712,012

Borrowings under revolving credit agreement	—	15,400
Operating lease liabilities, net of current portion	321,715	276,913
Deferred income taxes and other liabilities	109,669	108,667

Total liabilities	1,415,285	1,112,992

Watsco’s shareholders’ equity	2,656,990	2,229,839
Non-controlling interest	407,248	386,351

Shareholders’ equity	3,064,238	2,616,190

Total liabilities and shareholders’ equity	$4,479,523	$3,729,182

WATSCO, INC.

Condensed Consolidated Statements of Cash Flows

(Unaudited, in thousands)

	Year Ended December 31,
	2024	2023
Cash flows from operating activities:
Net income	$635,740	$634,139
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	40,822	35,090
Share-based compensation	35,022	30,000
Non-cash contribution to 401(k) plan	8,735	8,862
Provision for doubtful accounts	4,285	7,158
Other income from investment in unconsolidated entity	(30,501)	(26,177)
Other, net	765	(7,322)
Changes in working capital, net of effects of acquisitions
Accounts receivable, net	(85,555)	(36,035)
Inventories, net	(41,678)	64,620
Accounts payable and other liabilities	197,765	(162,042)
Other, net	7,702	13,661

Net cash provided by operating activities	773,102	561,954

Cash flows from investing activities:
Purchases of short-term cash investments	(255,669)	—
Capital expenditures, net	(29,828)	(34,172)
Business acquisitions, net of cash acquired	(5,173)	(3,822)
Other, net	—	(3,349)

Net cash used in investing activities	(290,670)	(41,343)

Cash flows from financing activities:
Net proceeds from the sale of Common stock	281,784	15,179
Net repayments under revolving credit agreement	(15,400)	(41,000)
Dividends on Common and Class B Common stock	(423,521)	(382,646)
Other, net	(1,393)	(51,609)

Net cash used in financing activities	(158,530)	(460,076)

Effect of foreign exchange rate changes on cash and cash equivalents	(7,743)	2,072

Net increase in cash and cash equivalents	316,159	62,607
Cash and cash equivalents at beginning of period	210,112	147,505

Cash and cash equivalents at end of period	$526,271	$210,112